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                                                                    EXHIBIT 99.1

                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES

                      CONVERTIBLE PREFERRED STOCK OFFERING



OKLAHOMA CITY, OKLAHOMA, NOVEMBER 1, 2001 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has commenced a private offering of 2.5 million shares of convertible preferred stock. Each share of convertible preferred stock will carry a liquidation preference of $50 per share. The preferred stock being sold by Chesapeake and the underlying common stock issuable on its conversion will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. It is expected the preferred stock will be eligible for trading under Rule 144A. Purchasers of the preferred stock are expected to be granted rights to register resales of the preferred stock and underlying common stock under the Securities Act. The net proceeds from this offering will be used for general corporate purposes, including the funding of proposed and future acquisitions.